                                                                    Exhibit 4(b)

     READ YOUR CONTRACT CAREFULLY
     THIS IS A LEGAL CONTRACT

We promise to pay, subject to the provisions of this contract, the benefits described by this contract.

We make this promise and issue this contract in consideration of the application for this contract and the payment of the purchase payments.

The owner and beneficiary are as named in the application unless they are changed as provided for in this contract.

Minnesota Life Insurance Company is a subsidiary of Minnesota Mutual Companies, Inc., a mutual insurance holding company. The owner is a member of Minnesota
Mutual Companies, Inc., which holds it's annual meetings on the first Tuesday in March of each year at 3 p.m.
local time.  The meetings are held at 400 Robert Street
North, St. Paul, MN 55101-2098

Signed for Minnesota Life Insurance Company at St. Paul,
Minnesota, on the contract date.

/s/ Robert L. Senkler
President

/s/ Dennis E. Prohofsky
Secretary

Registrar

NOTICE OF YOUR RIGHT TO EXAMINE THIS
CONTRACT FOR 10 DAYS.

IT IS IMPORTANT TO US THAT YOU ARE SATISFIED WITH THIS
CONTRACT.  IF YOU ARE NOT SATISFIED, YOU MAY RETURN
THE CONTRACT TO US OR TO YOUR AGENT WITHIN 10 DAYS
OF ITS RECEIPT.  IF YOU EXERCISE THIS RIGHT, YOU WILL
RECEIVE THE GREATER OF: (A) THE TOTAL ANNUITY VALUE
OF THIS CONTRACT ATTRIBUTABLE TO YOUR PURCHASE PAYMENTS
PLUS THE AMOUNTS DEDUCTED FROM YOUR PURCHASE PAYMENTS;
OR (B) THE AMOUNT OF PURCHASE PAYMENTS PAID UNDER THIS
CONTRACT.  WE WILL PAY THIS REFUND WITHIN 7 DAYS AFTER WE         IMMEDIATE
RECEIVE YOUR NOTICE OF CANCELLATION.                          VARIABLE ANNUITY
                                                                  CONTRACT

ALL PAYMENTS AND VALUES PROVIDED BY                          GUARANTEED MINIMUM
THIS CONTRACT ARE VARIABLE.  A MINIMUM                         ANNUITY PAYMENT
ANNUITY PAYMENT AMOUNT IS GUARANTEED                               AMOUNT
TO YOU.  OTHER PAYMENTS AND VALUES ARE
NOT GUARANTEED.                                              A NONPARTICIPATING
                                                                   CONTRACT


MINNESOTA LIFE

Minnesota Life Insurance Company

400 Robert Street North
St. Paul, MN  55101-2098

MHC-95-9327

                                 CONTRACT INDEX

Alphabetical Index to the Provisions of Your Contract

                                                                    Page
                                                                    ----

Additional Information
Amount Payable at Death
Annuity Provisions
Assignment
Beneficiary
Contract Charges
Definitions
General Information
Misstatement
Purchase Payments
Valuation
Withdrawal and Surrender

MHC-95-9327

              YOUR CONTRACT INFORMATION - EFFECTIVE OCTOBER 1, 1995


This page one supersedes any previously dated page one for this contract. Please replace any prior page one of your contract with this new page.


               Owner:                                             Jane M. Doe
               Contract Number:                                     1-234-567
               Contract Date:                                 October 1, 1995
               Jurisdiction:                                        Minnesota
               Annuity Option:                                    Single Life
               Annuitant:                                         Jane M. Doe
               Annuitant's Date of Birth:                     October 1, 1935
               Annuitant's Sex:                                        Female
               Joint Annuitant:                                not applicable
               Joint Annuitant's Date of Birth:                not applicable
               Joint Annuitant's Sex:                          not applicable
               Annuity Payment Commencement Date:             October 1, 1995
               Annuity Payment Frequency:                             Monthly
               End of Cash Value Period:                   September 30, 2019
               Annuity Unit Value on October 1, 1995:                1.012345


                                                     Prior to           Effect of
                                                 Purchase Payment   Purchase Payment          As of
                                                  October 1, 1995    October 1, 1995     October 1, 1995
                                                  ---------------    ---------------     ---------------


   Cumulative Purchase Payments:                        0.00            100,000.00          100,000.00

   Total Annuity Value:                                 0.00             93,789.44           93,789.44
   Cash Value:                                          0.00             81,667.70           81,667.70

  * Initial Annuity Payment Amount:                     0.00                460.99              460.99
** Guaranteed Minimum
             Annuity Payment Amount:                    0.00                391.84              391.84

** Number of Annuity Units:                             0.00              455.3685            455.3685
** Number of Cash Value Units:                          0.00              455.3685            455.3685




     * The annuity payment amount shown here is annuity units multiplied by the annuity unit value as of the effective date of this page one. The actual annuity payment amount at the next annuity payment date will differ from this amount. It will be based on the net separate account sub-account performance from the effective date to the next annuity payment date.

     ** These values will change each time you make a cash value withdrawal or an additional purchase payment. You will be notified of the new values.


MHC-95-9327                                                  Minnesota Life 1

      CASH VALUE FACTORS AND GUARANTEED ANNUITY PAYMENT PURCHASE RATES FOR CALCULATING THE INITIAL ANNUITY PAYMENT AMOUNT WHICH IS PURCHASED WITH
             EACH $1,000 OF VALUE APPLIED FOR A NEW PURCHASE PAYMENT

                    Annuitant:             Jane M. Doe
                    Contract Number:         1-234-567


                                               Guaranteed Annuity Payment
                                           Amount per $1,000 of Value Applied
                      Cash Value Factor        for a New Purchase Payment
                      -----------------        --------------------------
Contract Date:         not applicable                    4.8911

    Annuitization
     Anniversary
     -----------
          0               177.1572                       4.8911
          1               172.8837                       4.9703
          2               168.4179                       5.0558
          3               163.7512                       5.1482
          4               158.8745                       5.2483
          5               153.7783                       5.3569
          6               148.4528                       5.4749
          7               142.8876                       5.6034
          8               137.0720                       5.7437
          9               130.9947                       5.8972
         10               124.6440                       6.0657
         11               118.0074                       6.2510
         12               111.0722                       6.4553
         13               103.8249                       6.6810
         14                96.2515                       6.9309
         15                88.3373                       7.2079
         16                80.0670                       7.5141
         17                71.4244                       7.8540
         18                62.3930                       8.2312
         19                52.9552                       8.6490
         20                43.0926                       9.1100
         21                32.7862                       9.6147
         22                22.0161                      10.1598
         23                10.7613                      10.7353
         24                 0.0000                      11.3202
       over 24              0.0000                   not applicable

This table provides factors to determine cash values and the guaranteed annuity payment amount per $1,000 of value applied for a new purchase payment at the contract date and each annuitization anniversary. The applicable factor at times between these dates will be determined consistently with the mortality and interest rates used to determine the factors shown here.

MHC-95-9327                                                 Minnesota Life 1A

    Total Annuity Value Factors and Annuity Payment Purchase Rates Applicable
           at a Cash Value Withdrawal while the Annuitant is Alive per
                       $1,000 Applied - Single Life Issue

                    Annuitant:             Jane M. Doe
                    Contract Number:         1-234-567

FOR CASH VALUE AND ANNUITY UNITS ATTRIBUTABLE TO TRANSACTIONS ON OR AFTER:
OCTOBER 1, 1995

                                                            Annuity Payment
                                         Factor              Purchase Rate
                       Factor         Applicable to         at a Cash Value
                    Applicable to     Annuity Units        Withdrawal while
                     Cash Value       in excess of        Annuitant is alive
                        Units       Cash Value Units      per $1,000 Applied
                        -----       ----------------      ------------------

 Contract Date:       203.4522          191.6400            not applicable

  Annuitization
   Anniversary
   -----------

        0             203.4522          191.6400                5.2181
        1             200.1934          188.2657                5.3116
        2             196.7917          184.7827                5.4117
        3             193.2402          181.1931                5.5189
        4             189.5356          177.5000                5.6338
        5             185.6737          173.7047                5.7568
        6             181.6504          169.8072                5.8890
        7             177.4614          165.8058                6.0311
        8             173.1024          161.6965                6.1844
        9             168.5694          157.4751                6.3502
       10             163.8597          153.1408                6.5299
       11             158.9726          148.6972                6.7250
       12             153.9099          144.1518                6.9371
       13             148.6764          139.5159                7.1676
       14             143.2807          134.8037                7.4181
       15             137.7353          130.0297                7.6905

This table provides factors to determine the total annuity value and the annuity payment purchase rates applicable at a cash value withdrawal while the annuitant is alive, at the contract date and each annuitization anniversary. The applicable factor at times between these dates will be determined consistently with the mortality and interest rates used to determine the factors shown here.

MHC-95-9327                                                 Minnesota Life 1B

    Total Annuity Value Factors and Annuity Payment Purchase Rates Applicable
           at a Cash Value Withdrawal while the Annuitant is Alive per
                       $1,000 Applied - Single Life Issue

                    Annuitant:             Jane M. Doe
                    Contract Number:         1-234-567

FOR CASH VALUE AND ANNUITY UNITS ATTRIBUTABLE TO TRANSACTIONS ON OR AFTER:
OCTOBER 1, 1995

                                                            Annuity Payment
                                         Factor              Purchase Rate
                       Factor         Applicable to         at a Cash Value
                    Applicable to     Annuity Units        Withdrawal while
  Annuitization      Cash Value       in excess of        Annuitant is alive
   Anniversary          Units       Cash Value Units      per $1,000 Applied
   -----------          -----       ----------------      ------------------

       16             132.0819          125.2714                7.9826
       17             126.3228          120.4840                8.2998
       18             120.4885          115.6810                8.6444
       19             114.6193          110.8750                9.0191
       20             108.7685          106.0804                9.4268
       21             103.0065          101.3125                9.8704
       22              97.4264           96.5881               10.3532
       23              92.1500           91.9241               10.8785
       24              87.3376           87.3376               11.4498
       25              82.8458           82.8458                0.0000
       26              78.4655           78.4655                0.0000
       27              74.2135           74.2135                0.0000
       28              70.1063           70.1063                0.0000
       29              66.1586           66.1586                0.0000
       30              62.3764           62.3764                0.0000
       31              58.9525           58.9525                0.0000
       32              55.7028           55.7028                0.0000
       33              52.6101           52.6101                0.0000
       34              49.6496           49.6496                0.0000
       35              46.7882           46.7882                0.0000
       36              43.9834           43.9834                0.0000
       37              41.1801           41.1801                0.0000
       38              38.3067           38.3067                0.0000
       39              35.2973           35.2973                0.0000
       40              32.0851           32.0851                0.0000

This table provides factors to determine the total annuity value and the annuity payment purchase rates applicable at a cash value withdrawal while the annuitant is alive, at the contract date and each annuitization anniversary. The applicable factor at times between these dates will be determined consistently with the mortality and interest rates used to determine the factors shown here.

MHC-95-9327                                                 Minnesota Life 1C

    Total Annuity Value Factors and Annuity Payment Purchase Rates Applicable
           at a Cash Value Withdrawal while the Annuitant is Alive per
                       $1,000 Applied - Single Life Issue

                    Annuitant:             Jane M. Doe
                    Contract Number:         1-234-567

FOR CASH VALUE AND ANNUITY UNITS ATTRIBUTABLE TO TRANSACTIONS ON OR AFTER:
OCTOBER 1, 1995

                                                            Annuity Payment
                                         Factor              Purchase Rate
                       Factor         Applicable to         at a Cash Value
                    Applicable to     Annuity Units        Withdrawal while
  Annuitization      Cash Value       in excess of        Annuitant is alive
   Anniversary          Units       Cash Value Units      per $1,000 Applied
   -----------          -----       ----------------      ------------------

       41              30.0168           30.0168                0.0000
       42              27.9334           27.9334                0.0000
       43              25.8440           25.8440                0.0000
       44              23.7625           23.7625                0.0000
       45              21.7058           21.7058                0.0000
       46              19.6915           19.6915                0.0000
       47              17.7367           17.7367                0.0000
       48              15.8564           15.8564                0.0000
       49              14.0629           14.0629                0.0000

This table provides factors to determine the total annuity value and the annuity payment purchase rates applicable at a cash value withdrawal while the annuitant is alive, at the contract date and each annuitization anniversary. The applicable factor at times between these dates will be determined consistently with the mortality and interest rates used to determine the factors shown here.

MHC-95-9327                                                 Minnesota Life 1D

DEFINITIONS

When we use the following words, this is what we mean:

ANNUITANT
The person named on page one of the contract who may receive lifetime benefits under the contract. Except in the event of the death of either annuitant prior to the annuity payment commencement date, joint annuitants will be considered a single entity.

YOU, YOUR
The owner of this contract. The owner may be the annuitant or someone else. The owner shall be that person or entity named as owner in the application.

JOINT OWNER
The person designated to share equally in the rights and privileges provided to the owner of this contract. Only you and your spouse may be named as joint owners.

WE, OUR, US
Minnesota Life Insurance Company.

BENEFICIARY
The person, persons or entity designated to receive death benefits payable under the contract in the event of the annuitant's death.

WRITTEN REQUEST
A request in writing signed by you. In the case of joint owners, the signatures of both owners will be required to complete a written request. In some cases, we may provide a form for your use. We may also require that this contract be sent to us with your written request.

PURCHASE PAYMENTS
Amounts paid to us as consideration for the benefits provided by this contract.

PURCHASE PAYMENT DATE
The date we receive a purchase payment in our home office.

CONTRACT DATE
The effective date of this contract.

ANNUITY PAYMENT DATE
Each day indicated by the annuity payment commencement date and the annuity payment frequency for an annuity payment to be determined. This is shown on page one of this contract.

ANNUITY PAYMENT COMMENCEMENT DATE
The first annuity payment date as specified on page one.

ANNUITIZATION ANNIVERSARY
The same day and month as the annuity payment commencement date for each succeeding year of this contract.

MHC-95-9327                                                 Minnesota Life 2

FUND
The mutual fund or separate investment portfolio within a series mutual fund which is designated as an eligible investment for the separate account.

VALUATION DATE
Any date on which a fund is valued.

VALUATION PERIOD
The period between successive valuation dates measured from the time of one determination to the next.

ANNUITY UNIT
The standard of value for the variable annuity payment amount.

CASH VALUE UNIT
The measure of your interest in the separate account that is available for withdrawal under this contract during the cash value period.

CASH VALUE PERIOD
The time during which a cash value exists under the contract. The cash value period begins on the annuity payment commencement date and ends on the cash value end date shown on page one.

CASH VALUE
The dollar amount available for withdrawal under this contract during the cash value period. A cash value exists only as long as both the number of cash value units and the applicable factor from the cash value factor table are greater than zero.

TOTAL ANNUITY VALUE
The total annuity value represents your total interest in the separate account.

SURRENDER VALUE
The surrender value of this contract shall be the total annuity value as of the date of surrender plus the amounts deducted from your purchase payments. Those include deductions for sales charges, risk charges, and state premium taxes where applicable.

SEPARATE ACCOUNT
A separate investment account entitled Variable Annuity Account. This separate account was established by us under Minnesota law. The separate account is composed of several sub-accounts. The assets of the separate account are ours. Those assets are not subject to claims arising out of any other business which we may conduct.

1940 ACT
The Investment Company Act of 1940, as amended, or any similar successor federal legislation.

ANNUITY PAYMENTS
Payments made at regular intervals to the annuitant or any other payee. The annuity payments will increase or decrease in amount. The changes will reflect the investment experience of the sub-account of the separate account.

MHC-95-9327                                                 Minnesota Life 3

GUARANTEED MINIMUM ANNUITY PAYMENT AMOUNT
The amount which is guaranteed as the minimum annuity payment amount. This amount is payable without regard to the performance of the sub-account of the separate account. Purchase payments, cash value withdrawals, and surrenders will cause this guaranteed minimum annuity payment amount to be adjusted. The adjustment will reflect your new interest in the separate account.

AGE
The age of a person at nearest birthday.


GENERAL INFORMATION

WHAT IS YOUR AGREEMENT WITH US?
This contract and the copy of the application attached to it constitute the entire contract between you and us. Any statements made in the application either by you or by the annuitant will, in the absence of fraud, be considered representations and not warranties. Also, any statement made either by you or the annuitant will not be used to void this contract unless the statement is contained in the application.

No change or waiver of any of the provisions of this contract will be valid unless made in writing by us. This must be signed by our president, a vice president, secretary or an assistant secretary. No agent or other person has the authority to change or waive any provision of this contract.

Any additional agreement attached to this contract will become a part of this contract. The agreement will be subject to all the terms and conditions of this contract unless we state otherwise in it.

HOW DO YOU EXERCISE YOUR RIGHTS UNDER THIS CONTRACT?
You can exercise all the rights under this contract by giving us a written request. We will deal with you, unless this contract provides otherwise, on the basis that you have full ownership and control of this contract.

HOW WILL YOU KNOW THE VALUE OF YOUR CONTRACT?
Each year we will send you a report. This report will summarize the year's transactions. It will show the current total annuity value and cash value of this contract, the current annuity payment amount, and the current guaranteed minimum annuity payment amount. It will also show the current annuity unit value. This report will be as of a date within two months of its mailing.


PURCHASE PAYMENTS

IS THIS AN IMMEDIATE ANNUITY?
Yes. Annuity payments begin on the annuity payment commencement date. This date is shown on page one. Annuity payments must begin not later than 12 months after the contract date. An earlier date may be required by law to qualify this contract as an immediate annuity in the state in which this contract is delivered.

MAY YOU MAKE ADDITIONAL PURCHASE PAYMENTS TO THIS CONTRACT AFTER ITS ISSUE?
Yes. You may make additional purchase payments to this contract after its issue as long as we are accepting purchase payments for this class of contract. Each additional purchase payment must be in an amount of at least $5,000. Total purchase payments made by you may not exceed $1,000,000, except with our prior consent. We may discontinue accepting purchase payments for this class of contract. We can do

MHC-95-9327                                                 Minnesota Life 4
this at any time. We may then terminate your ability to make additional purchase payments into the contract.

DO YOU CHOOSE WHEN TO MAKE ADDITIONAL PURCHASE PAYMENTS?
Yes. You may choose when to make any additional purchase payments to this contract at any time before the end of the cash value period. Purchase payments may be made only while the annuitant is alive and we are accepting purchase payments for this class of contract. No purchase payments are allowed after the annuitant's death or after the cash value period has expired.

WHERE DO YOU MAKE ADDITIONAL PURCHASE PAYMENTS?
Your purchase payments must be made at our home office. Our home office is at 400 Robert Street North, St. Paul, Minnesota 55101-2098. When we receive a purchase payment from you, we will send you a confirmation and an updated page one for this contract.

WILL PURCHASE PAYMENTS AFFECT FUTURE ANNUITY PAYMENTS?
Yes.  Purchase payments made by you will purchase additional annuity units.

The net amount of each purchase payment, after deductions, will be applied to purchase an additional initial annuity payment amount. This will be determined as of the purchase payment date. This amount will be at least as great as that determined by using the guaranteed annuity payment purchase rate table for new purchase payments. This table is included in this contract.

The new number of annuity units after a purchase payment will be equal to the number of annuity units prior to the purchase payment plus the additional annuity units resulting from the current purchase payment. These annuity units shall equal a number which is equal to the initial annuity payment amount attributable to the new purchase payment, divided by the annuity unit value on the purchase payment date.

When you make a purchase payment, we will inform you of the number of annuity units in your contract. Annuity units will be recorded separately whenever a different annuity payment purchase rate table is used.

WHAT ARE THE GUARANTEED ANNUITY PAYMENT PURCHASE RATES TO BE USED IN DETERMINING THE ADDITIONAL ANNUITY PAYMENT AMOUNT ATTRIBUTABLE TO A NEW PURCHASE PAYMENT? The guaranteed annuity payment purchase rates used for new purchase payments are given in the guaranteed annuity payment purchase rate table. This table is included in this contract. The rates are based on a 4.5% assumed interest rate and Individual Annuity 1983 Table A female mortality rates projected to the terminal age of the table using projection scale G.

WILL THE GUARANTEED TABLE ALWAYS BE USED FOR NEW PURCHASE PAYMENTS?
Not always. At the time of a purchase payment, we may be using a table of annuity payment purchase rates for this contract which would result in a larger initial annuity payment. If we are, we will use that table instead.

WILL PURCHASE PAYMENTS AFFECT THE CASH VALUE?
Yes. Purchase payments will affect the cash value. The purchase payment will increase the number of cash value units. The new number of cash value units after a purchase payment will be equal to the number of cash value units prior to the purchase payment plus the number of annuity units attributable to the new purchase payment.


MHC-95-9327                                                 Minnesota Life 5

We will inform you of the number of cash value units in your contract when you make a purchase payment. Cash value units attributable to a purchase payment will be recorded separately if a different annuity purchase rate table was used to determine the additional annuity units purchased.

WILL PURCHASE PAYMENTS AFFECT THE GUARANTEED MINIMUM ANNUITY PAYMENT AMOUNT? Yes. The guaranteed minimum annuity payment amount will be increased. This increase will reflect your additional interest in the separate account after the additional purchase payment. The new guaranteed minimum annuity payment amount after an additional purchase payment will be equal to: the guaranteed minimum annuity payment amount prior to the purchase payment, plus 85% of the additional initial annuity payment amount attributable to the new purchase payment. This will be determined on the date we receive the purchase payment.

We will inform you of the new guaranteed minimum annuity payment amount for your contract when you make a purchase payment.

HOW ARE YOUR PURCHASE PAYMENTS INVESTED?
The net amount of your purchase payments, after deductions, is invested exclusively in the Index 500 Account sub-account of the separate account.

ARE THERE ANY OTHER INVESTMENT OPTIONS?
No.

WHAT ARE THE INVESTMENTS OF THE SEPARATE ACCOUNT?
The separate account is divided into sub-accounts. For each sub-account, there is a fund for the investment of that sub-account's assets. Net purchase payments are invested in the funds at their net asset value.

If investment in a fund should no longer be possible or if we determine it becomes inappropriate for contracts of this class, we may substitute another fund. Substitution may be with respect to existing total annuity values, cash values, future annuity payments, or future purchase payments.

MAY WE MAKE CHANGES TO THE SEPARATE ACCOUNT?
Yes. We reserve the right to transfer assets of the separate account to another separate account. The transfer will be of assets associated with this class of contracts. We will make that determination. If this type of transfer is made, the term separate account, as used in this contract, shall then mean the separate account to which the assets were transferred.

We also reserve the right, when permitted by law, to:
     (a) deregister the separate account under the Investment Company Act of 1940;
     (b) restrict or eliminate any voting rights of contract owners or other persons who have voting rights as to the separate account; and
     (c)  combine the separate account with one or more other separate accounts.


CONTRACT CHARGES

ARE THERE CHARGES UNDER THIS CONTRACT?
Yes. This contract makes certain deductions from purchase payments. There are also certain charges which are made directly to the separate account.

MHC-95-9327                                                 Minnesota Life 6

WHAT DEDUCTIONS ARE MADE FROM YOUR PURCHASE PAYMENTS?
Deductions from your purchase payments are made for sales charges, risk charges, and state premium taxes where applicable.

WHAT SALES CHARGES ARE DEDUCTED FROM YOUR PURCHASE PAYMENTS?
The sales charge is deducted from your purchase payments using the percentages shown in the table below:

               Cumulative                Sales Charge as a Percentage
         Total Purchase Payments             of Purchase Payments
         -----------------------             --------------------

         $      0 -   499,999.99                    4.500%
          500,000 -   749,999.99                    4.125%
          750,000 - 1,000,000.00                    3.750%

The applicable percentage from the chart will be based on the total cumulative purchase payments to date, including the new purchase payment.

WHAT RISK CHARGES ARE DEDUCTED FROM YOUR PURCHASE PAYMENTS?
A risk charge is deducted from each purchase payment when paid. This is for our guaranteeing the minimum annuity payment amount shown on page one. This risk charge may be as much as 2% of each purchase payment.

WHAT ARE THE CHARGES ASSOCIATED WITH THE SEPARATE ACCOUNT?
There are three charges associated with the separate account. These are the expense risk charge, the mortality risk charge, and the administrative charge. All of these charges are deducted from the separate account on each valuation date.

WHAT IS THE EXPENSE RISK CHARGE?
This is a charge to compensate us for the guarantee that the deductions provided for in this contract will be sufficient to cover our actual expenses incurred. Actual expense results incurred by us shall not adversely affect any payments or values under this contract. On an annual basis, this charge may be as much as 0.60% of the net asset value of the separate account.

WHAT IS THE MORTALITY RISK CHARGE ASSOCIATED DIRECTLY WITH THE SEPARATE ACCOUNT? This is a charge to compensate us for the mortality guarantees we make under the contract. Actual mortality results incurred by us shall not adversely affect any payments or values under this contract. On an annual basis, this charge may be as much as 0.80% of the net asset value of the separate account.

WHAT IS THE ADMINISTRATIVE CHARGE?
This is a charge to compensate us for the administrative expenses we incur under this contract. On an annual basis, this charge will not exceed 0.40% of the net asset value of the separate account.


VALUATION

HOW IS THE CASH VALUE DETERMINED?
The cash value is equal to: the number of cash value units in the contract, multiplied by the current annuity unit value, multiplied by the appropriate cash value factor. The cash value factor comes from the table included in this contract.

MHC-95-9327                                                 Minnesota Life 7

HOW IS THE TOTAL ANNUITY VALUE DETERMINED?
While the annuitant is alive, the total annuity value is equal to: the sum of the number of cash value units, multiplied by the annuity unit value, multiplied by the appropriate factor from the total annuity value factor table(s) included in this contract; plus the number of annuity units in excess of the number of cash value units, multiplied by the annuity unit value, multiplied by the annuity value factor. The total annuity value factor comes from the table(s) included in this contract.

After the annuitant's death, the beneficiary may elect to continue annuity payments. The payments will continue for the remainder of the cash value period. If the beneficiary does so elect, the total annuity value will be equal to the cash value at all times during the cash value period.

WHAT IS THE ANNUITY UNIT VALUE AND HOW IS IT DETERMINED?
The annuity unit value reflects the net investment experience of the sub-account of the separate account. The annuity unit value was originally set at $1.00 on the first valuation date. For any subsequent valuation date, its value is equal to: the value on the preceding valuation date, multiplied by the net investment factor for the sub-account for the valuation period ending on the current valuation date, and multiplied by a factor adjusting out the effect for the valuation period of the 4.5% annual assumed interest rate. This rate has been built into this contract's total annuity value, cash value, and annuity payment calculations.

WHAT IS THE NET INVESTMENT FACTOR FOR THE SUB-ACCOUNT?
The net investment factor for a valuation period is the gross investment rate for such valuation period, less a deduction for the expense and mortality risk charges and administrative charges. These charges shall be at a rate of not more than 1.80% per annum.

The gross investment rate is equal to:
     (a) the net asset value per share of a fund share held in the sub-account of the separate account determined at the end of the current valuation period; plus
     (b) the per share amount of any dividend or capital gain distributions by the fund if the "ex-dividend" date occurs during the current valuation period; divided by
     (c) the net asset value per share of that fund share held in the sub-account determined at the end of the preceding valuation period.


WITHDRAWAL AND SURRENDER

MAY YOU WITHDRAW FUNDS FROM THIS CONTRACT?
Yes. At any time during the cash value period of this contract you may request a withdrawal from its cash value. Each withdrawal must be in the amount of at least $500. However, if the cash value of the contract is less than that amount, all of the remaining cash value in the contract must be withdrawn. You must make a written request for any withdrawal.

IS A NEW NUMBER OF CASH VALUE UNITS DETERMINED AFTER A CASH VALUE WITHDRAWAL? Yes. A cash value withdrawal reduces the number of cash value units of this contract. The new number of cash value units after a withdrawal is equal to the number of cash value units just prior to withdrawal, multiplied by the cash value prior to withdrawal less the cash value withdrawn, divided by the cash value prior to withdrawal. Cash value units are reduced on a last in, first out basis.

When you make a withdrawal of cash value, we will inform you of the number of cash value units remaining in your contract.

MHC-95-9327                                                 Minnesota Life 8
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IS THE CASH VALUE GUARANTEED?
No. The cash value decreases as annuity payments are made under the contract. The cash value will also increase or decrease based on the performance of the separate account sub-account given by the relative change in the annuity unit value.

WILL FUTURE ANNUITY PAYMENTS BE AFFECTED BY A CASH VALUE WITHDRAWAL?
Yes. The number of annuity units used to calculate each future annuity payment will be reduced to reflect the cash value withdrawal. The calculation of the new number of annuity units will be based on whether or not the annuitant is alive at the time the cash value withdrawal is made.

We will inform you of the number of annuity units remaining in your contract whenever you make a cash value withdrawal.

HOW WILL THE NUMBER OF ANNUITY UNITS BE DETERMINED AFTER A CASH VALUE WITHDRAWAL WHILE THE ANNUITANT IS ALIVE?
The new number of annuity units will be the new initial annuity payment amount after a cash value withdrawal, as described in the next paragraph, divided by the annuity unit value at the time of the withdrawal. The new initial annuity payment amount is determined separately for purchase payments which used different annuity payment purchase rates at the purchase payment date. The number of annuity units is reduced, treating the number of annuity units and cash value units derived from purchase payments using different annuity payment purchase rates separately, on a last in, first out basis.

The new initial annuity payment amount after a cash value withdrawal will be based on the remaining total annuity value immediately following the cash value withdrawal. The new initial annuity payment amount will be the sum of the following three values shown in the paragraph below. Annuity payment amounts will be determined separately for purchase payments which used different annuity payment purchase rates at the purchase payment date.

The new initial annuity payment amount after a cash value withdrawal will be equal to the sum of:
     (a) The number of cash value units remaining after the withdrawal multiplied by the annuity unit value; plus
     (b) The number of annuity units just prior to withdrawal minus the cash value units just prior to withdrawal, multiplied by the annuity unit value; plus
     (c)  The amount determined by steps 1 through 4,
          (1)  the total annuity value just prior to withdrawal; less
          (2)  the cash value just prior to withdrawal; and less
          (3) the value in (b) multiplied by the appropriate total annuity value factor for annuity units in excess of cash value units, as of the withdrawal date, from the total annuity value factor table(s) included in this contract; this sum then multiplied by
          (4) the ratio of the cash value withdrawn divided by the cash value just prior to withdrawal; applied to the appropriate annuity payment purchase rate factor from table(s) included in this contract for use at a cash value withdrawal while the annuitant is alive.

The actual annuity payment amount payable for the next annuity payment date will differ from this new initial annuity payment amount determined on the date of the withdrawal. It will be based on the performance of the separate account sub-account between the date of withdrawal and the valuation date for the next annuity payment date as given by the relative change in the annuity unit value.

MHC-95-9327                                                 Minnesota Life 9
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HOW WILL THE NUMBER OF ANNUITY UNITS BE DETERMINED AFTER A CASH VALUE WITHDRAWAL
BY THE BENEFICIARY WHO ELECTED TO CONTINUE RECEIVING ANNUITY PAYMENTS FOR THE REMAINDER OF THE CASH VALUE PERIOD AFTER THE ANNUITANT'S DEATH?
Whenever the beneficiary has elected to continue receiving annuity payments and a withdrawal of cash value is made, the number of annuity units is set equal to the number of cash value units as determined after the withdrawal of cash value.

WILL THE GUARANTEED MINIMUM ANNUITY PAYMENT AMOUNT BE AFFECTED BY A CASH VALUE WITHDRAWAL?
Yes. The guaranteed minimum annuity payment amount will be reduced to reflect your reduced interest in the separate account, after the cash value withdrawal, as represented by the number of annuity units. The new guaranteed minimum annuity payment amount will be equal to: the guaranteed minimum annuity payment amount just prior to the withdrawal, multiplied by the number of annuity units after the withdrawal divided by the number of annuity units prior to the withdrawal.

We will inform you of the new guaranteed minimum annuity payment amount for your contract when you make a cash value withdrawal.

MAY YOU SURRENDER THE CONTRACT?
Yes. At any time before the annuity payment commencement date you may surrender this contract for its surrender value. You must make a written request for any surrender. The surrender value will be determined as of the valuation date coincident with or next following the date your written request is received at our home office.

HOW WILL WITHDRAWAL OR SURRENDER PROCEEDS BE PAID?
We will pay those benefits in a single sum within seven days of receiving your written request.

ANNUITY PROVISIONS

WHAT ANNUITY OPTIONS ARE ALLOWED?
This contract provides for lifetime annuity payments which are based on the survival of a single annuitant or based on the combined survival of joint annuitants. On the contract date you elected between the single life or joint life option as shown on page one of this contract. That election, once made, cannot be changed under this contract.

WHEN DO ANNUITY PAYMENTS BEGIN?
Annuity payments begin on the annuity payment commencement date.

MHC-95-9327                                                 Minnesota Life 10
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WHEN ARE ANNUITY PAYMENTS MADE?
Annuity payments are withdrawn from the sub-account on the valuation date on or next following each annuity payment date. Each annuity payment is then paid as directed immediately after its withdrawal from the sub-account.

HOW LONG ARE ANNUITY PAYMENTS PAID?
Annuity payments are paid during the lifetime of the annuitant. In the event of the annuitant's death, the beneficiary may elect to continue annuity payments for the remainder of the cash value period.

TO WHOM ARE THE ANNUITY PAYMENTS PAID?
Annuity payments will be paid to the person or persons named as an annuitant on page one of this contract. Any annuity payments payable as a death benefit elected by the beneficiary will be paid to the beneficiary.

CAN THE ANNUITANT DIRECT OR ASSIGN ANNUITY PAYMENTS TO BE PAID TO SOMEONE ELSE? Yes. The annuitant, or the joint annuitants, can direct or assign annuity payments to be made under the contract. Those payments will then be paid to someone else. However, we will not be bound by any assignment until we have recorded a written request of it at our home office. We are not responsible for the validity of any direction or assignment. A direction to pay someone other than the annuitant will not apply to any payment made by us before it was recorded. Any claim made by an assignee will be subject to proof of the assignee's interest and the extent of the assignment.

MAY WE REQUIRE ADDITIONAL INFORMATION?
Yes. We reserve the right to require proof satisfactory to us of the age of the annuitant and of any joint annuitant. We may also require proof that a person is alive before making any annuity payment which is based on the survival of that person.

HOW IS THE AMOUNT OF AN ANNUITY PAYMENT DETERMINED?
The dollar amount of annuity payments is equal to the number of annuity units remaining for this contract multiplied by the annuity unit value as of the valuation date of the payment. The amount may increase or decrease from one annuity payment date to the next.

IS THERE A GUARANTEED MINIMUM ANNUITY PAYMENT AMOUNT?
Yes. Each annuity payment date we will pay the annuitant the greater of: (a) the annuity payment amount determined by multiplying the number of annuity units times the annuity unit value; or (b) the guaranteed minimum annuity payment amount currently in force for this contract.


AMOUNT PAYABLE AT DEATH

IS THERE A DEATH BENEFIT IF THE ANNUITANT OR JOINT ANNUITANT DIES BEFORE THE ANNUITY PAYMENT COMMENCEMENT DATE?
Yes. When we receive due proof at our home office, satisfactory to us, of either annuitant's death before the annuity payment commencement date, a death benefit will be paid to you, or your beneficiary, if applicable. This death benefit will be the sum of: the total annuity value plus the amounts deducted from your purchase payments for sales charges, risk charges, and state premium taxes where applicable.

IS THERE A DEATH BENEFIT WHEN THE ANNUITANT DIES AFTER THE ANNUITY PAYMENT COMMENCEMENT DATE?
Yes. However, this death benefit is payable only so long as the contract has a cash value. When we receive due proof, satisfactory to us, of the annuitant's death after the annuity payment commencement date, we will pay the cash value of the contract as a lump sum death benefit. The beneficiary will be the

MHC-95-9327                                                 Minnesota Life 11
person or persons named in the application for this contract unless you subsequently change the beneficiary. In that event, we will pay the death benefit to the beneficiary named in your last change of beneficiary request as provided for in this contract.

MAY A BENEFICIARY, IN THE EVENT OF THE ANNUITANT'S DEATH AFTER ANNUITY PAYMENTS HAVE BEGUN, ELECT TO CONTINUE ANNUITY PAYMENTS UNTIL THE END OF THE CASH VALUE PERIOD INSTEAD OF RECEIVING THE LUMP SUM DEATH BENEFIT?
Yes. A beneficiary may elect to continue annuity payments. However, the number of annuity units will be set equal to the number of cash value units at the time of the annuitant's death, the annuity payments to the beneficiary will terminate at the end of the cash value period, and the guaranteed minimum annuity payment amount will be adjusted in proportion to any change in the number of annuity units. The new guaranteed minimum annuity payment amount will be equal to the guaranteed minimum annuity payment amount just prior to the annuitant's death, multiplied by the number of annuity units after the annuitant's death divided by the number of annuity units prior to the annuitant's death.

If the beneficiary elects to continue the annuity payments, the cash value will also continue on the beneficiary's behalf as part of the death benefit. This allows the beneficiary to withdraw any or all of the cash value at any time during the remaining cash value period. As with cash value withdrawals while the annuitant is alive, cash value withdrawals by the beneficiary after the annuitant's death will reduce future annuity payments and the guaranteed minimum annuity payment amount. This reduction will be based on the reduced interest in the separate account as described in the "Withdrawal and Surrender" section of this contract.

WHEN MUST DEATH BENEFITS PAID AS AN ANNUITY BE PAID?
Death benefits payable after the annuitant's death must be distributed at least as rapidly as under the method elected by the annuitant.

WHAT  HAPPENS IF A BENEFICIARY DIES BEFORE THE ANNUITANT DIES?
If a beneficiary dies, that beneficiary's interest in this contract ends with his or her death. Only those beneficiaries who survive will be eligible to share in the amount payable to the beneficiary at the annuitant's death. If there is no surviving beneficiary upon the death of the annuitant, any remaining value of death benefit payable to the beneficiary will be paid to the annuitant's estate.

ARE THERE ANY OTHER CIRCUMSTANCES WHERE DEATH BENEFITS WILL BE PAID?
Yes. If you are not an annuitant and you die, or if any joint owner who is not an annuitant dies, a death benefit will be paid. This death benefit will be the same amount as the amount that would be paid on the death of the annuitant or joint annuitant and will be paid out in the same manner, except that if death occurs before the annuity payment commencement date, such death benefit will be paid out within five years of the date of death. On the payment of such a death benefit in the event of the death of the owner, no other contract benefits are then payable.


CAN YOU CHANGE THE BENEFICIARY?
Yes. You can file a written request with us to change the beneficiary. Your written request will not be effective until it is recorded in our home office records. After it has been recorded, it will take effect as of the date you signed the request. However, if death occurs before the request has been recorded, the request will not be effective as to any death proceeds we have paid before the request was recorded in our home office.


ADDITIONAL INFORMATION

ARE THE CONTRACT BENEFITS PROTECTED?
Yes. To the extent permitted by law, no benefit provided by this contract will be subject to any creditor's claim or process of law.

HOW WILL BENEFITS BE DETERMINED?
Any benefit described by this contract shall be calculated as of the date the provisions of the contract are exercised.

MHC-95-9327                                                 Minnesota Life 12
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WILL THERE BE AN ADJUSTMENT IF THE ANNUITANT'S AGE OR SEX IS MISSTATED?
Yes. If the annuitant's age or sex has been misstated, the amount payable under this contract as an annuity will be that amount which would have been paid based upon the annuitant's correct age and sex. In the case of an overpayment, we may either deduct the required amount from future contract payments or, we may require you to pay us in cash. We may do both until we are fully repaid. In the case of an underpayment, we will pay the required amount with the next payment.

MUST YOU PROVIDE ANY ADDITIONAL INFORMATION?
Yes. You must provide us with any other information we need to administer this contract. If you cannot do so, we may ask the person concerned for that information. We shall not be liable for any payment based upon information given to us in error or not given to us.

DO CONTRACT VALUES COMPLY WITH STATE REQUIREMENTS?
Yes. All values and benefits described by this contract are not less than the minimum values and benefits required by any statute of the state in which this contract is delivered.

WILL WE HOLD ANNUITY RESERVES UNDER THIS CONTRACT?
Yes. Reserves held by us for annuity payments under this contract shall not be less than those reserves required by the state law. We will refer to the laws of the state in which this contract is delivered.

MAY THIS CONTRACT BE MODIFIED?
Yes. This contract may be modified at any time. It may be modified only by written agreement between you and us. However, no such modification will adversely affect the rights of an annuitant under this contract unless made to comply with a law or government regulation. A modification must be in writing. You will have the right to accept or reject a modification.

WHEN WILL LUMP SUM PAYMENTS BE MADE?
Usually, we will make payment within seven days after payment is called for by the terms of the contract. In the case of payments from the separate account, we reserve the right to defer payment for any period during which the New York Stock Exchange is closed for trading (except for normal holiday closing), or when trading on the Exchange is restricted or when the Securities and Exchange Commission has determined that a state of emergency exists which may make such determination and payment impractical or such other periods as the Commission may by order permit for the protection of contract owners.

DO YOU HAVE ADDITIONAL VOTING RIGHTS?
Yes. If you have separate account annuity units under this contract you may direct us with respect to the voting rights of fund shares held by us and attributable to this contract.

MHC-95-9327                                                 Minnesota Life 13

                                                   IMMEDIATE
                                           VARIABLE ANNUITY CONTRACT

                                              GUARANTEED MINIMUM
                                            ANNUITY PAYMENT AMOUNT

                                          A NONPARTICIPATING CONTRACT



MINNESOTA LIFE